Exhibit c(2)

BROKER-DEALER SELLING AGREEMENT

AGREEMENT by and among The Lincoln National Life Insurance Company, a life insurance company organized under the laws of Indiana, Lincoln Life & Annuity Company of New York, a life insurance company organized under the laws of New York (collectively "Company" or, as appropriate, the “Issuing Insurer”), Lincoln Financial Distributors, Inc. (“LFD”), a registered broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 and a member of  the  Financial  Industry  Regulatory  Authority,  or  its successor, ("FINRA");  ("Broker-Dealer"), also a registered broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and a member of the FINRA; and;  ("Agency”); and each additional insurance agency signatory hereto (each of which shall also be referred to herein as “Agency”).

WITNESSETH:

WHEREAS, the Company proposes to have Broker-Dealer's registered representatives ("Representatives") who are also licensed to sell insurance in appropriate jurisdictions solicit and sell certain variable insurance contracts (the "Insurance Securities”) more particularly described in this Agreement and which are deemed to be securities under the Securities Act of 1933, and to sell certain non-variable insurance contracts (the “Fixed Policies”) more particularly described in this Agreement (collectively the “Policies”); and

WHEREAS, the Company has appointed LFD as the principal distributor of the Insurance Securities and proposes to delegate, to the extent legally permitted, training and supervisory duties of persons involved with the solicitation and offer or sale of any of the Insurance Securities to Broker-Dealer; and

WHEREAS, as full compensation, the Issuing Insurer will pay to Broker-Dealer, or, if required by state law, to Agency, the compensation provided for in compensation schedules in accordance with Schedule A1/B1 (as defined in Section 18) on premiums paid to the Company on Policies sold by Broker- Dealer after this Agreement becomes effective;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.
Appointment of Broker-Dealer. The Company and LFD hereby appoint Broker-Dealer and Agency to sell the Policies through its Representatives and to provide certain administrative services to facilitate solicitations for and sales of the Policies.

Broker-Dealer agrees that its authority is limited to the solicitation and marketing of the Policies in accordance with this Agreement and Broker-Dealer agrees that it will not make, alter, modify or discharge any contract or extend any provision thereof, or extend the time for payment of premiums or waive any premium, forfeiture or guarantee dividends or estimate future interest, mortality or expense factors except through the use of authorized illustrations and projections approved by the Company, or deliver any contract unless the applicant is at the time of delivery in good health and insurable condition, or incur any debts or liability against the Company, or LFD, or receive any money for the Company except the initial modal premium necessary to place in force or to reinstate a contract or a policy in the form of a check payable to the Company, or misrepresent, or fail to disclose accurately, the terms or nature of the Company’s products, or pay any premiums on policies or contracts other than the representative’s own or the representative’s immediate family members, share any part of management compensation with a representative recruited by or assigned to the Broker-Dealer or violate any published Company policy on Investor Owned Life Insurance/Stranger Owned Life Insurance or Stranger Owned Annuities or whether or not permitted by law, pay or allow any rebate of premiums or commissions in any matter, directly or indirectly. Nothing in this Agreement shall create or be construed to create an exclusive authority to represent the Company or LFD to effect sales of Policies, either with respect to a specific geographic territory, or otherwise.

2.
The Policies. The Policies issued by the Company to which this Agreement applies are listed in Schedule A1/B1. Schedule A1/B1 may be amended at any time by the Company. The Company in its sole discretion and without notice to Broker-Dealer, may suspend sales of any Policies or may amend any policies or contracts evidencing such Policies if, in the Company's opinion, such suspension or amendment is: (1) necessary for compliance with federal, state, or local laws, regulations, or administrative order(s); or (2) necessary to prevent administrative or financial hardship to the Company. In all other situations, the Company shall provide thirty (30) days’ notice to Broker-Dealer prior to suspending sales of any Policies or amending any policies or contracts evidencing such Policies. Neither Broker-Dealer nor its Representatives shall be authorized to sell or market any Policy unless a Schedule for such Policy has been made a part of this Agreement. With respect to Insurance Securities comprising variable annuity contracts, no schedule for such Products will be effective unless executed by an authorized officer of the Company and authorized representative of Broker-Dealer.

3.
Securities Licensing. Broker-Dealer shall, at all times when performing its functions  under this Agreement, be registered as a securities broker with the SEC and be a member of FINRA and licensed or registered as a securities broker-dealer in the states and other local jurisdictions that require such licensing or registration in connection with variable insurance contract sales activities or the supervision of Representatives who perform such activities in the respective location. Broker-Dealer hereby represents and warrants to LFD and the Company that it is not currently under investigation, formal or informal, by any securities or insurance regulatory authority.

4.
Insurance Licensing. Broker-Dealer shall, at all times when performing its functions  under this Agreement, be validly licensed as an insurance agency in the states and other local jurisdictions that require such licensing or registration in connection with Broker-Dealer's variable or fixed insurance contract sales activities; or, in those states in which Broker-Dealer cannot or does not obtain a corporate agent's license, shall maintain a contractual relationship with an agency, which shall be validly licensed as an insurance agency in such jurisdiction or jurisdictions. Broker-Dealer represents that it is in full compliance with all applicable federal and state statutes, laws, regulations and SEC No-Action letters and any rules and regulations of FINRA, pertaining to the appropriate relationship between a Broker- Dealer and an insurance agency which are separate and distinct entities, not able to sell variable insurance products without entering into a contractual relationship as described herein. Broker-Dealer shall provide the Company with a list of all licensed insurance agencies relied upon by Broker-Dealer to comply with this paragraph, covenants to maintain the completeness and accuracy of such list, and shall cause each such agency to become appointed and contracted with the Company as an Agency hereunder.

5.
Representatives’ Insurance Compliance. Prior to allowing any Representative to solicit for sales or sell the Policies, Broker-Dealer shall require such Representative to be validly insurance licensed, registered and appointed by the Company as a variable life agent in accordance with the applicable jurisdictional requirements for the solicitation and sale of the Policies.

6.
Appointments. Broker-Dealer shall assist the Company in the appointment of Representatives under the applicable insurance laws to sell the Policies. Broker-Dealer shall fulfill all requirements set forth in the General Letter of Recommendation, attached as Schedule C1 with respect to the Company, in conjunction with the submission of licensing/appointment papers for all applicants as insurance agents of the Company unless Representative already is appointed with the Company through Broker-Dealer on the effective date of this Agreement. All such licensing/appointment papers shall be submitted by Broker-Dealer to the Company or its duly appointed agent. Notwithstanding such submission, the Company shall have sole discretion for purposes of all applicable insurance laws to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative as an insurance agent of the Company. Upon any termination of the appointment, Broker-Dealer shall promptly advise Representative of such termination of authorization to sell the Policies and shall otherwise take all additional action necessary to terminate the sales activities of such Representative contemplated under this Agreement.

a.
Broker-Dealer shall promptly notify the Company should the Broker-Dealer terminate any of its appointed Representatives for performance, non-performance or breach of this Agreement, including, but not limited to, any unauthorized use of sales materials, any misrepresentations or any sales practices concerning the Policies or who are found to be in violation of any federal or state securities or insurance laws involving fraud, deceit, or knowing misrepresentations.

b.	Any failure by Broker-Dealer to comply with the provisions of this Section 6 will be grounds for Company to terminate the Agreement under Section 33(b) of the Agreement.

7.
Securing Applications and Suitability. All applications for the Policies shall be made on application forms supplied by the Company and all payments collected by Broker-Dealer or any Representative of Broker-Dealer shall be remitted promptly in full, together with such application forms and any other required documentation, directly to the Company at the address indicated on such application or to such other address as the Company may, from time-to-time, designate in writing. Broker-Dealer shall review all such applications for completeness and suitability, consistent with Company policies and procedures. Checks in payment on any such Policy shall be drawn to the order of "The Lincoln National Life Insurance Company” or "Lincoln Life & Annuity Company of New York”, whichever is applicable. No payments for Policies may be made in currency or securities.  All applications are subject to acceptance or rejection by the Company at its sole discretion. Broker-Dealer shall notify the Issuing Insurer when the sale of any Policy constitutes the replacement of an existing insurance contract. Upon acceptance of an application by the Company, Broker-Dealer shall be designated as the “broker-of-record” for the Policy so applied for, with responsibility to provide the services required to be performed by a broker-of-record under the Company’s procedures and in accordance with any applicable law, rule, regulation or regulatory guidance.

Broker-Dealer shall, through a FINRA Principal, evaluate and approve each application as being suitable for the policyowner according to applicable standards of suitability and best interest for variable products set forth in the Lincoln Market Conduct Manual for Fixed and Variable Life Insurance and Annuities Market Conduct Manual and FINRA Rules 2310 and 2330. Broker-Dealer will also require that every recommendation to surrender a variable life insurance policy or annuity contract will be suitable based upon the above referenced standards. Broker-Dealer may determine suitability according to standards more stringent than those set forth in the Market Conduct Manual or FINRA Rules 2310 and 2330. Broker-Dealer will maintain written suitability standards and guidelines. Broker-Dealer will implement data collection procedures that are designed to obtain in documentary form relevant information concerning each policyowner’s insurance needs and financial objectives. The Company may periodically request certification of compliance with this provision from Broker-Dealer. Broker-Dealer will ensure that Representatives are trained on suitability standards set forth in the Market Conduct Manual and FINRA Rules 2310 and 2330. Broker-Dealer shall maintain records of attendance by Representatives at said training. Broker-Dealer shall maintain documentation to support the suitability of each transaction as required by FINRA, SEC and various state Insurance and Securities Departments. All records shall be maintained in a format and for periods of time as required by FINRA, SEC and the various state Insurance and Securities Departments. Upon request, Broker-Dealer shall provide to the Company and/or LFD access to books and records that document and support the suitability of all recommendations made to purchase or surrender a fixed or variable product. Broker-Dealer acknowledges and agrees that this paragraph shall apply to recommendations involving a Covered Account, as defined in Section 10 of this Agreement, unless such recommendations are otherwise excepted or excluded from the scope of the FINRA Rules and state insurance and securities departments’ requirements referenced in this paragraph.

8.
Money Received by Broker-Dealer. All money payable in connection with any of the Policies, whether as premium or otherwise, and whether paid by or on behalf of any policyholder, contract owner or anyone else having an interest in the Policies, is the property of the Company and shall be deemed received and held by Broker-Dealer as a fiduciary to the Company and shall, together with applications, forms and other required documents, be transmitted immediately in accordance with the administrative procedures of the Company without any deduction or offset for any reason, including, by way of example but not limitation, any deduction or offset for compensation claimed by Broker-Dealer.

9.	Supervision of Representatives.

a.
To the extent the Company and LFD and their representatives assist Broker-Dealer and the Representatives in preparation for the sale of the Policies, such assistance shall be subject to Section 14(d) hereof, the Company and LFD shall have full responsibility for the training and supervision of their respective representatives, and such representatives will be qualified under applicable federal and state law. The Company’s and LFD’s representatives may receive compensation for such assistance in addition to the compensation paid by the Company to Broker-Dealer or Agency as provided in Schedule A1/B1.

b.
Broker-Dealer shall have full responsibility for the training and supervision of all Representatives associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Insurance Securities, and all such persons shall be subject to the control of and supervision of Broker-Dealer with respect to such persons' securities regulated activities, and to the control of Broker- Dealer or its appropriate licensed insurance agency affiliate with respect to such person’s insurance regulated activities, in connection with the solicitation and sale of and other communication with respect  to the Policies. Broker-Dealer, prior to allowing its Representatives to solicit for sales or sell the Policies, shall require such Representatives to be validly insurance licensed, registered and appointed by the Company as fixed and/or variable contract agents in accordance with the jurisdictional requirements of the place where the solicitations and sales take place as well as the solicited person's or entity's place of residence; will cause such Representatives to qualify under applicable federal and state laws to engage  in the sale of the Insurance Securities; will cause such Representatives to be registered representatives of Broker-Dealer before such Representatives engage in the solicitation of applications for the Insurance Securities; and will cause such Representatives to limit solicitation of applications for the Policies to jurisdictions where the Company has authorized such solicitation. Broker-Dealer shall cause such Representatives' qualifications to be certified to the satisfaction of LFD; and shall notify LFD and Company if any Representative ceases to be a registered representative of Broker-Dealer or ceases to maintain the proper licensing required for the sale of any of the Policies.

c.	Each party shall be liable for its own negligence and misconduct hereunder.

10.	Fiduciary Status.

a.
To the extent that Broker-Dealer, Agency, or any of the Representatives act as an “investment advice fiduciary,” as defined in section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) in connection with the distribution of Policies to (or purchase or funding of Policies with assets of) employer-sponsored retirement plans and individual participant accounts thereunder that are subject to ERISA, and/or plans subject to section 4975 of the Internal Revenue Code of 1986, as amended (“IRC”), such as individual retirement accounts (“IRAs”) described in sections 408 and 408A of the IRC (collectively, the “Covered Accounts”), each of them shall comply with standards of care and undivided loyalty applicable to plan fiduciaries under ERISA and to fiduciaries under section 4975 of the IRC. Broker-Dealer and Agency acknowledge and agree that nothing in this Agreement shall cause or require the Company or LFD to provide any investment advice or recommendation, with respect to any Covered Account that acquires or holds a Policy or that uses its assets to purchase or fund a Policy.

b.
To the extent that Broker-Dealer, Agency, or any of the Representatives when providing investment advice, with respect to any Covered Account that acquires or holds a Policy or uses its assets to purchase or fund a Policy, may be engaged in prohibited transaction(s) described in section 406(a) or (b) of ERISA or section 4975(c) of the IRC, in connection with the provision of such advice, Broker-Dealer and Agency shall comply and shall ensure that each such Representative complies with all conditions of one or more applicable prohibited transaction exemptions (“PTEs”) that cover the prohibited transaction(s).

c.
Broker-Dealer and Agency acknowledge and agree that neither the Company nor LFD has any supervisory authority or responsibility over Broker-Dealer, Agency, or the Representatives, relating to their provision of investment advice,  with respect to any Covered Account that acquires or holds a Policy or uses its assets to purchase or fund a Policy, notwithstanding the Company’s maintenance of a suitability supervision system for purposes of complying with laws, rules, and regulations adopted by states and their state insurance regulatory authorities relating to the suitability of recommendations of certain annuity and insurance transactions.

11.	Compliance with Applicable Law.

a.
Broker-Dealer, Agency, the Company, and LFD each shall fully comply with all applicable state and federal laws, rules, and regulations, implicated by their respective duties and responsibilities under this Agreement, including without limitation federal and state securities laws, state insurance laws, laws applicable to employer-sponsored retirement plans and individual retirement accounts, and the laws, rules and regulations of the SEC, FINRA, and other jurisdictions or governmental or regulatory agencies as in effect from time to time (collectively, “Applicable Law”).. Broker-Dealer, Agency, the Company, and LFD each shall establish such rules and procedures as may be necessary to comply with Applicable Law, and to cause diligent supervision of the activities of their respective representatives. Upon request by the Company or LFD, Broker-Dealer shall furnish such appropriate records as may be necessary to establish proper licensing and diligent training and supervision of the Representatives.

12.
Notice of Representative's Noncompliance. In the event a Representative fails or refuses to submit to supervision of Broker-Dealer or otherwise fails to meet the rules and standards imposed by Broker-Dealer on its Representatives, Broker-Dealer shall advise LFD and Company of this fact and shall immediately notify such Representative that he or she is no longer authorized to sell the Policies, and Broker-Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Policies.

13.
Investigations; Customer Complaints. Broker-Dealer agrees to cooperate fully in any insurance, securities or other regulatory or judicial investigation or proceeding arising in connection with the Policies, the Company, LFD, Broker-Dealer and/or any of the Representatives. Broker-Dealer shall permit applicable federal and state insurance and other regulatory authorities to audit its records and shall furnish the foregoing authorities with any information such authorities may request in order to ascertain whether Broker-Dealer is complying with Applicable Law. Broker-Dealer agrees to cooperate with the Company and LFD in resolving all customer complaints with respect to the Policies, Broker-Dealer and/or the Representatives.

14.	Prospectuses, Sales Promotion Material and Advertising.

a.
Broker-Dealer shall be provided with prospectuses relating to the Insurance Securities and such other material as LFD determines to be necessary or desirable for use in connection with sales of such Policies. No sales promotion materials or any advertising relating to the Insurance Securities shall be used by Broker-Dealer unless the specific item has been approved in writing by LFD, which consent shall not be unreasonably withheld or delayed. Broker-Dealer shall require its Representative to deliver a then-current prospectus prior to the solicitation or sale of the Policies.

b.
Broker-Dealer shall be provided with advertising and sales material relating to the Fixed Policies and such other material as the Company determines to be necessary or desirable for use in connection with sales of such Policies. No sales promotion materials or any advertising relating to the Fixed Policies shall be used by Broker-Dealer or Agency unless the specific item has been approved in writing by the Company, which consent shall not be unreasonably withheld or delayed. While the Company stationery may be made available to the Broker-Dealer and/or Agency, it is to be used only when promoting the Company’s products exclusively.

c.
In addition, neither Broker-Dealer nor Agency shall print, publish or distribute any advertisement, circular or any document relating to the Company unless such advertisement, circular or document shall have been approved in writing by the Company; provided, however, that nothing herein shall prohibit Broker-Dealer from advertising fixed or variable insurance in general or on a generic basis.

d.
Broker-Dealer and Agency acknowledge and agree that any prospectuses, marketing materials, template documents, illustrations, analyzers, compliance assistance, or other information provided by the Company or LFD to Broker-Dealer, Agency, or any of the Representatives (including, but not limited to, any such materials, templates, illustrations, analyzers, compliance assistance or other information intended to assist Broker-Dealer and Agency in fulfilling their disclosure obligations under any applicable rule, law, regulation or regulatory guidance), are not investment advice provided directly or indirectly by the Company or LFD to any person and are not intended or designed to satisfy any disclosure obligations that may apply to Broker-Dealer, Agency, or the Representatives

15.
Company Property. Broker-Dealer and Agency agree that all policyholder files, lists of policyowners or insured persons, records and premium accounts are the property of the Company, and may be audited or inspected as the Company may require. All computer software containing the rates and values of products issued by the Company whether or not distributed through LFD, all rate books, computer printouts, policies, brochures, prospectuses, and sales promotion materials, whether in hard copy or computer format, and whether containing the name/logo of the Company, LFD, or any affiliated company, are furnished to Broker-Dealer and Agency in confidence, and Broker-Dealer and Agency agree to refrain from reproducing, publishing, or disclosing such material other than in the ordinary course of business. Broker-Dealer and Agency further agrees that all such property shall be returned to the Company upon demand or upon termination of this Agreement if so required by the Company. Upon termination of this Agreement for any reason, the Broker-Dealer and Agency further agree not to use any such material for their commercial purposes or for that of any other entity.

16.
Marketing Support. Subject to Section 14(c) and (d), LFD will provide to Broker-Dealer appropriate marketing support for applicable products covered by this Agreement. The support may be provided by LFD home office personnel, or by third-party wholesaling firms or individuals. LFD will provide Broker-Dealer with advance notice of its intention to utilize any unaffiliated marketing support. Broker-Dealer must provide LFD with written notification of any objection it may have to LFD’s use of such non-affiliated marketing support.

17.
Right of Rejection. The Company, in its sole discretion, may reject any applications or payments remitted by Representatives through Broker-Dealer and may refund an applicant's payments. If the Company should reject any application for a Policy, the Company will immediately return any funds directly to the prospective purchaser, and Broker-Dealer will be notified of such refused application. In the event such refunds are made and if Broker-Dealer or Agency has received compensation based on an applicant's payment that is refunded, Broker-Dealer shall promptly repay such compensation to the Company. If repayment is not promptly made, the Company may at its sole option deduct any amounts due it from Broker-Dealer or Agency from future commissions otherwise payable to Broker-Dealer or Agency pursuant to this agreement. This provision shall survive termination of this Agreement.

18.	Compensation.

a.
Commissions, Fees and Allowances. Sales compensation payable to Broker-Dealer in connection with the Policies shall be paid by the Company to the Agency, (or, only if Broker-Dealer is also a corporate insurance agency permitted to receive such compensation, to Broker-Dealer in its capacity as an Agency) and Broker-Dealer hereby appoints Agency to receive on its behalf any and all compensation that may be due and payable to Broker-Dealer in accordance with the provisions of the applicable schedules of sales compensation for the Policies, attached hereto and make a part of this Agreement (“Schedule A1/B1”). These fees and commissions will be paid as a percentage of premiums received and accepted by the Company on applications obtained by the various Representatives of Broker-Dealer. Compensation upon termination of this Agreement shall be subject to the terms of Section 33. Broker- Dealer and/or Agency shall be liable for any chargebacks or for any other amounts advanced by or otherwise due to the Company hereunder. If Company pays compensation on a sale (or service) that may violate Applicable Law, including but not limited to any potential nonexempt prohibited transaction, Broker-Dealer or Agency shall return the compensation that was paid as a result of the violation of Applicable Law.

b.
Changes to Compensation Schedule. The Company may, upon at least ten (10) days prior written notice, change any schedule of sales compensation under Schedule A1/B1. Any such change shall apply to compensation due on applications or annuitization requests received by the Company after the effective date of such notice. In addition, any such change may apply to the subsequent deposits received by the Company after the effective date of such notice. Submission of business after the modification of the schedule of sales compensation will constitute the acceptance of Broker-Dealer and/or Agency of such modification. In addition, without assuming any obligation to  monitor Broker-Dealer’s or Agency’s compliance with Applicable Law except as otherwise provided in this Agreement, the Company reserves the right in its sole discretion without prior notice to amend or revoke any provision of the compensation schedule or withhold any payment otherwise payable thereunder, including with respect to a Policy that is outstanding, that the Company has a reason to believe may violate Applicable Law, including but not limited to any potential nonexempt prohibited transaction.

c.	Restrictions.

i.
If Broker-Dealer, Agency or any Representative shall rebate or offer to rebate all or any part of a premium on a Policy issued by the Company in violation of applicable state insurance laws or regulations, or if Broker-Dealer, Agency or any Representative shall withhold any premium on any Policy issued by the Company, or if Broker-Dealer, Agency or any Representative rebates or offers to rebate all or any part of a commission paid or payable upon the sale of a Policy in violation of applicable state insurance laws or regulations, the Company may, at its option, terminate this Agreement.

ii.
If Broker-Dealer, Agency or any Representative shall at any time induce or endeavor to induce any owner of a Policy to relinquish the Policy except under circumstances where there are reasonable grounds for believing that the Policy or interest therein is not suitable for such person, any and all compensation due hereunder on such Policy shall cease and terminate except for that already earned.

iii.
Nothing in this Agreement shall be construed as giving Broker-Dealer or Agency the right to incur any indebtedness on behalf of the Company. Broker-Dealer and Agency each hereby authorizes the Company to set off their respective liabilities to the Company against any and all amounts otherwise payable to them by the Company, whether payable hereunder or with respect to policies which are both administered and co-insured by Company.

d.	Indebtedness.

i.
The Company is authorized, at any time either before or after the termination of the Agreement, to deduct compensation due from the Company to Broker-Dealer or Agency the entire amount of any funds, including, but not limited to, advances or debts, owed by Broker-Dealer to the Company or its affiliates, associates, parents or subsidiaries, but only to the extent of the actual amount owed by Broker-Dealer or Agency as determined by the Company.

ii.
Any compensation, regardless of how characterized, paid to Broker-Dealer or Agency for premiums or considerations, including rollover amounts, later returned or credited to the customer, or any overpayment of such compensation shall be a debt due to the Company from Broker- Dealer or Agency and payable in accordance with (a) above.

iii.
In addition to all other rights available to the Company as a creditor, Broker-Dealer and Agency each grants the Company a security interest in all compensation payable to it under the Agreement for any of the funds, advances or debts described herein.

iv.
To the extent that any compensation due Broker-Dealer or Agency from the Company is insufficient to cover advances or other debt, the difference shall become a debt due and payable immediately to the Company unless other arrangements have been made with the Company. At the sole discretion of the Company, interest, at a lawful rate to be determined by the Company, shall thereupon begin to accrue.

v.
In the event the Company initiates collection efforts or legal action to collect any indebtedness of Broker-Dealer or Agency or their agents, Broker-Dealer or Agency shall reimburse the Company for reasonable attorney fees and expenses in connection therewith. As used in this Section, “Company” shall be deemed to refer to, and shall include, all affiliates of The Lincoln National Life Insurance Company.

e.
Compensation Disclosures. Broker-Dealer and Agency shall comply, and shall require its Representatives to comply, with all Applicable Law, including federal and state securities and insurance laws, rules and regulations, governing the disclosure of compensation with respect to insurance products, including insurance products considered to be securities under any such laws, rules, or regulations. At a minimum, Broker-Dealer will require, of itself and its Representatives, that the following be disclosed: (i) that the Broker-Dealer and Representative receive commissions based on a percentage of the premiums paid by the customer or a fee based on the amount of the assets managed under the investment products sold by them and (ii) if the Broker-Dealer, Agency, or any Representative receives any contingent compensation, that they may be paid additional compensation based on such factors as the total volume of their product sales, the length of time that customers continue to pay premiums or keep assets invested in the products sold by them and/or the profitability of those products.

f.
Schedule A1/B1. The Company is not responsible for determining (and has not determined) whether the compensation described in Schedule A1/B1 constitutes reasonable compensation, creates a material conflict of interest for the recipient or any associated financial  institution, or is intended or would reasonably be expected to cause the recipient to make recommendations that are not in the best interests of the retirement investor. Schedule A1/B1 is not intended to satisfy (in whole or in part) any disclosure or similar obligations of the recipient or any associated financial institution under the above-referenced rules. Even where a default or single compensation schedule applies to a particular product, the Company shall not be deemed to have selected such option on behalf of the recipient or to have made any determination relating to the above-referenced matters.

19.
Books and Records. Broker-Dealer shall maintain the books, accounts and records of the Representatives as required by Applicable Law. The books, accounts and records of Broker-Dealer relating to Policy sales shall be maintained so as to clearly and accurately disclose the nature and details of all transactions. Broker-Dealer shall, for itself and through supervision of Representatives, take appropriate action to keep confidential all information obtained pursuant to this Agreement (including, without limitation, names of purchaser of Policies) and shall disclose such information only if the Company has authorized such disclosure in writing or if such disclosure is expressly required by applicable federal or state authorities. The Company shall have access to all books, accounts and records of Broker-Dealer pertaining to the Policies.

20.
Policy Delivery. The Company may, upon written request of Broker-Dealer, transmit Policies to Broker-Dealer or Agency for delivery to policyowners. Broker-Dealer and Agency each hereby agrees to deliver all such Policies to policyowners (via hard copy unless Company approves another method) promptly upon its receipt thereof from the Company. Broker-Dealer and Agency agree that the indemnification provisions of this Agreement include any and all costs, expenses, loss, damages and attorneys’ fees resulting from Broker-Dealer’s or Agency's failure to perform or inability to prove performance of the undertakings described in this paragraph, and authorizes the Company to set off any amount it owes the Company under this paragraph against any and all amounts otherwise payable to or on behalf of Broker-Dealer or Agency by the Company pursuant to this Agreement. The Company reserves the right to revoke or withdraw this policy delivery privilege, in whole or in part, at any time, and without prior notice.

21.	Indemnification.

a.
The Company and LFD will indemnify and hold harmless Broker-Dealer and each of its affiliates, officers or directors against any losses, expenses (including reasonable attorneys’ fees), claims, loss or damages or liabilities to which Broker-Dealer or such affiliates, officers or directors becomes subject insofar as such losses, claims, damages or liabilities arise out of or are based upon the Company’s and/or LFD’s performance, non-performance or breach of this Agreement, or are based upon any untrue statement contained in any registration statement (or post-effective amendment thereof) or in any prospectuses or any amendment or supplements thereto.

b.
Broker-Dealer will defend, indemnify and hold harmless the Company, LFD and each of their current and former affiliates, directors and officers and each person, if any, who controls or has controlled the Company and/or LFD within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934, against any losses, expenses (including reasonable attorneys’ fees), claims (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which the Company, LFD and any such affiliates, director, officer or controlling person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Broker-Dealer and/or its Representatives’ performance, non-performance or breach of this Agreement, including, but not limited to, any unauthorized use of sales materials, any misrepresentations or any sales practices concerning the Policies or any violation of Applicable Law by Broker-Dealer, Agency, and/or any Representative, including any violation of laws, rules, and regulations applicable to any Covered Account that acquires or holds a Policy or uses its assets to purchase or fund  a Policy, including violations of ERISA, the prohibited transaction provisions of ERISA and/or  the  IRC and any applicable PTE (“Indemnified Claims”). The Company and/or LFD may, at its option, defend itself/themselves from any Indemnified Claims and/or settle such Indemnified Claims. If the Company and/or LFD choose to defend itself/themselves from, and/or settle, any Indemnified Claims, Broker-Dealer agrees to pay any costs, including reasonable attorneys’ fees, incurred by the Company and/or LFD and any amounts paid by the Company and/or LFD as a result of a judgment or settlement concerning Indemnified Claims. The Company and/or LFD may also recover all attorneys’ fees incurred in enforcing its/their rights under this Section from Broker-Dealer.

22.
Waiver. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

23.	Independent Contractors.

a.
The Company and LFD are independent contractors with respect to Broker-Dealer, its Representatives and Agency. Nothing contained in this Agreement shall create, or shall be construed to create, the relationship of employer and employee between the Company or LFD and Broker-Dealer, its Representatives or Agency.

b.	Broker-Dealer shall, in its sole discretion, select the persons from whom it will solicit applications for Policies, as well as the time, manner and place of solicitation.

24.
Limitations. No party other than the Company shall have the authority to make, alter, or discharge any policy, contract, or certificate issued by the Company, to waive any forfeiture or to grant, permit, or extend the time for making any payments, or to guarantee earnings or rates, or to alter the forms which the Company may prescribe or substitute other forms in place of those prescribed by the Company, or to enter into any proceeding in a court of law or before a regulatory agency in the name of  or on behalf of the Company.

25.	Fidelity Bond.

a.
Broker-Dealer represents that all of its directors, officers, employees and Representatives who are appointed pursuant to this Agreement as the Company’s agents for state insurance law purposes or who have access to funds of the Company, including but not limited to funds submitted with applications for the Policies or funds being returned to owners, shall at all times be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under FINRA Rules. Broker-Dealer and Agency shall maintain Errors and Omissions insurance coverage in an amount satisfactory to the Company and LFD. The Company may require evidence, satisfactory to it, that such coverage is in force and Broker-Dealer and Agency shall give prompt written notice to the Company of any notice of cancellation or change of coverage.

b.
Broker-Dealer shall assign any proceeds received from the fidelity bonding company, Errors and Omissions insurance or other liability coverage to the Company to the extent of any loss to the Company due to activities covered by the bond for which the Company and/or LFD are not responsible. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay the Company such amount on demand and Broker-Dealer hereby indemnifies and holds harmless the Company from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

c.
Broker-Dealer and Agency hereby represent and warrant that no Broker-Dealer or Agency representative or employee assigned to provide services or work hereunder have been convicted of any felony under any state or federal law and Broker-Dealer and Agency agree to defend and indemnify the Company and LFD with respect to any action brought against the Company and LFD to the extent that such action is based upon a claim that the engagement by the Company and LFD of such representative or employee violated any state or federal proscription against such engagement, including but not limited to The Violent Crime Control and Law Enforcement Act of 1994, as may be amended.

26.
Entire Agreement. This Agreement is the entire agreement and understanding between parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among such parties. No course of dealing, course of performance or parol evidence shall be used to supplement or modify any terms hereof; provided, however, any obligation of Broker-Dealer to the Company or any of its affiliates pursuant to a prior agreement shall continue as an obligation thereunder.

27.
Binding Effect and Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns; provided however, that neither Broker-Dealer nor Agency may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

28.
Severability. Any provision of this Agreement which is found to be invalid, void or illegal shall in no way affect or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

29.
Regulations. The parties agree to observe and comply with all applicable local, state, and federal laws and rules or regulations, and to fully cooperate with any regulatory authority having jurisdiction with respect thereto.

30.
Notices. All notices or communications shall be sent in writing and to the addresses shown below or to such other address as the party may request by giving written notice to the other parties. Notices shall be effective immediately upon date of postmark in the mail, if mailed, or upon receipt if delivered by any other means, unless otherwise specifically provided.

The Lincoln National Life Insurance Company or Lincoln Life & Annuity Company of New York c/o Lincoln Financial Distributors
350 Church Street
Hartford, CT 06103-1106

(Broker Dealer)

  (Insurance Agency)

31.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of domicile of the Issuing Insurer.

32.
Amendment of Agreement. The Company and LFD reserve the right to amend this Agreement at any time upon at least ten (10) days prior written notice, and the submission of an application to purchase a Policy by Broker-Dealer after notice of any such amendment shall constitute agreement to any such amendment. Otherwise, this Agreement may not be amended unless it is done in a writing signed by all parties.

33.	Termination.

a.	This Agreement may be terminated by any party, without cause, upon thirty (30) days written notice to the other parties.

b.
This Agreement may be terminated immediately by the Company or LFD for cause. For purposes of this Section, “cause” shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of the Company or LFD, any fraud, misrepresentation or dishonesty in any relationship with the Company or LFD, their affiliates, or any past, present or proposed client, violation of any federal or state law or regulation, or violation of any of the terms of this Agreement. It may be terminated by any party immediately for failure to perform satisfactorily and shall be terminated if Broker-Dealer shall cease to be a registered broker-dealer under the Securities Exchange Act of 1934 or member in good standing with FINRA.

c.	This Agreement will automatically terminate:

i.	Upon the death or total and permanent physical or mental disability of Broker- Dealer, if an individual.

ii.	Upon dissolution of Broker-Dealer, if a corporation or a partnership, including LLC and LLP.

iii.	At the end of any calendar year during which Broker-Dealer has not maintained the minimum life premium and persistency requirements, if any, as set forth in Schedule A1/B1.

d.	Termination of this Agreement will result in the termination of all agreements with Representatives of Broker-Dealer.

e.
Payment of broker compensation at a level that is higher than the level of broker compensation set forth in Schedule A1/B1 will, at the option of the Company, result in the termination of this Agreement.

f.
In the event of such termination, commissions, fees and allowances for the first contract year and for renewal years, with respect to applications submitted by Broker-Dealer and or Agency (if applicable) and its Representatives prior to the date of termination, shall be payable, based upon the compensation schedule set forth in Schedule A1/B1 in effect at the time of termination; provided, however, if such termination is due to a misappropriation of funds, fraud or for any reason based on action prohibited by the criminal laws of the jurisdiction in which the act is committed, no further compensation shall be paid.

34.
Confidential Information and Protection of Non-Public Personal Information. Each party agrees to maintain the other party's Confidential Information (defined below) in strict confidence and in a manner to safeguard against unauthorized access, disclosure, use, destruction, loss or alteration in accordance with the Gramm-Leach-Bliley Act, Regulation S-P, the relevant state and federal regulations pursuant thereto and state privacy laws (all the foregoing referred to as "Privacy Law").

a.
"Confidential Information" shall mean (1) any data or information that is proprietary to disclosing party and not generally known to the public, whether in tangible or intangible form, including, but not limited to, the following information relating to a party's marketing strategies, business systems, databases, and (2) any customer or consumer specific data deemed to be "nonpublic personal information" under the Privacy Law.

b.	“Confidential information” shall not include (1) information that is or becomes generally available to the public (other than as a result of disclosure by the receiving party or its representatives);

(2) information that is or was received by the receiving party from a third party which is or was (at the relevant time) not under a confidentiality obligation with regard to such information; or (3) information that receiving party proves was independently developed by or on behalf of the receiving party by persons without access to any information disclosed hereunder.

c.
Specifically, with regard to nonpublic personal information, the parties agree that they are prohibited from using consumer or customer non-public personal information other than (1) to execute the terms and conditions of this Agreement as permitted by Privacy Law or (2) as required by state or federal law, regulation or rule. The parties agree not to disclose consumer or customer non-public personal information to any third parties without prior written permission of the disclosing party. Each party shall maintain and enforce an appropriate information security program that includes appropriate written policies, standards, and procedures and implement administrative, technical and physical safeguards designed to prevent the unauthorized disclosure, misuse, commingling, alteration or destruction of Confidential Information, and shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of which it becomes aware.

d.
Upon request, each party shall return to the other party or destroy (and provide an appropriate written destruction certificate) all Confidential Information in its possession or control unless such information is stored on an electronic backup system for ordinary business purposes or if the receiving party is required to maintain a copy of the information pursuant to any applicable law, rule, regulation or regulatory guidance. No disclosure by a party hereto of Confidential Information of such party to the other party shall constitute a grant to the other of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing party.

e.
Each party hereto shall have the right to make reasonable requests to inspect, during normal business hours, the other party's facilities, data and records, associated audit reports, summaries of test results or equivalent measures taken by a party to ensure compliance with the Privacy Law for the purposes of verifying that the confidentiality provisions of this Agreement are being complied with. The terms of this Section will survive the termination of this Agreement.

35.
Anti-Money Laundering. Each party to this Agreement represents to the other parties to this Agreement that it has established and implemented an anti-money laundering compliance program in accordance with Applicable Law, including applicable FINRA Conduct Rules, rules and regulations promulgated under the Securities Exchange Act of 1934, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the "USA Patriot Act"), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 ("the Money Laundering Abatement Act"). The aforementioned laws, rules and regulations are herein collectively referred to as the "AML Rules." Each party to this Agreement represents to the other parties in this Agreement that it has an anti-money laundering compliance program that is reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Policies. Each party to this Agreement further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act and regulations administered by the United States Department of Treasury's Office of Foreign Asset Control, and each party to this Agreement hereby covenants to remain in compliance with those AML Rules and to take all actions necessary to comply with any new or additional AML rules promulgated by Applicable Law.

36.
The Violent Crime Control and Law Enforcement Act. Broker-Dealer and Agency represent and warrant to the Company that no agent, employee or representative of the Broker-Dealer or Agency providing services according to the terms of this Agreement have been convicted of any felony involving dishonesty or breach of trust under any state or federal law. Broker-Dealer and Agency agree to defend and indemnify the Company with respect to any action brought against Company to the extent that such action is based upon a claim that the engagement by the Company of such agent, employee or representative of the Broker-Dealer or Agency violated any state or federal proscription against such engagement, including but not limited to the Violent Crime Control and Law Enforcement Act of 1994, as may be amended.

37.
Compliance Certification(s). The Company may require periodic certifications by Broker- Dealer with respect to its compliance of its Representatives with all of the particular compliance requirements set forth in this Agreement (i.e., Anti-Money Laundering, Compensation Disclosures, Suitability) as well as the compliance with the Company’s and LFD’s rules and policies. If Broker-Dealer fails to timely respond to such requests for certification, Company and LFD may elect to withhold payment of compensation hereunder until such certification is provided or the Agreement is terminated.

38.	Effective Date. This Agreement shall be effective on .

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:  Print Name:     Rich Fargnoli  Title:       Vice President  Date:
LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:  Print Name:     Rich Fargnoli  Title:       Vice President  Date:

BROKER-DEALER NAME
TIN:

By:  Print Name:   Title:  Date:
LINCOLN FINANCIAL DISTRIBUTORS, INC.

By:  Print Name:     Rich Fargnoli  Title:       Vice President  Date:

INSURANCE AGENCY NAME
TIN:

By:  Print Name:   Title:  Date:

SUBSIDIARY SIGNATURES

Subsidiary Name:   Business Address:

Signature:   Name:
Tax ID #:

Subsidiary Name:   Business Address:

Signature:   Name:
Tax ID #:

Subsidiary Name:   Business Address:

Signature:   Name:
Tax ID #:

Subsidiary Name:   Business Address:

Signature:   Name:
Tax ID #:

Schedule C1

General Letter of Recommendation

BROKER-DEALER hereby certifies to The Lincoln National Life Insurance Company and
Lincoln Life & Annuity Company of New York (collectively the "Company") that all the following requirements will be fulfilled in conjunction with the submission of appointment papers for all applicants as agents of the Company submitted by BROKER-DEALER. BROKER-DEALER will, upon request, forward proof of compliance with same to the Company in a timely manner.

1.
We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence, business reputation, and experience and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of appointment as a variable annuity agent of the Company. This inquiry and background investigation has included a credit and criminal check on each applicant. Based upon our investigation, we vouch for each applicant and certify that each individual is trustworthy, competent and qualified to act as an agent for the Company to hold himself out in good faith to the general public.

2.
We have on file a U-4 form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our FINRA member firm, and each applicant is presently registered as an FINRA registered representative.

The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license or appointment and all the findings of all investigative information is favorable.

3.
We certify that all educational requirements have been met for the specific state each applicant is licensed in, and that, all such persons have fulfilled the appropriate examination, education and training requirements.

4.
We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.

5.
We will not permit any applicant to transact insurance as an agent until duly licensed and appointed by the Company. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority applied for is received.

6.
Broker-Dealer shall promptly notify the Company should the Broker-Dealer terminate any of its appointed Representatives for performance, non-performance or breach of this Agreement, including, but not limited to, any unauthorized use of sales materials, any misrepresentations or any sales practices concerning the Policies or who are found to be in violation of any federal or state securities or insurance laws involving fraud, deceit, or knowing misrepresentations.